UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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CINTAS CORPORATION
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Cintas Corporation will hold its annual meeting of shareholders (Annual Meeting) on October 21, 2014. At the Annual Meeting, shareholders will be asked to approve an amendment (Amendment) to the Cintas Corporation 2005 Equity Compensation Plan (2005 Plan) to increase the number of shares of common stock available for issuance under the 2005 Plan by 7,000,000 shares.
On September 26, 2014, ISS Proxy Advisory Services (ISS) issued its recommendations on all of the proposals to be acted on at the Annual Meeting. ISS is in agreement with Cintas’ Board of Director’s recommendations for all items except for the Amendment.
Cintas disagrees with the ISS recommendation to vote against the approval of the Amendment due to the ISS methodology of valuing the Shareholder Value Transfer (SVT) at 12%, when historical Cintas practices would value the SVT at less than ISS’s “Company-Specific Allowable Cap” of 8%.
We believe that the ISS calculation of SVT is incorrect due to the assumption that all additional shares being requested for approval (7,000,000), together with the currently available shares (2,317,172), will be issued as restricted stock at a value of $56.28 per share.
Historically, Cintas has issued approximately 80% of such shares under the 2005 Plan as non-qualified stock options that have a much lower value. For example, in fiscal 2014, the value for non-qualified stock options using the Black-Scholes model was calculated to be $16.18 per share.
Therefore, assuming 20% of the shares at the value of $56.28 per share and 80% of the shares at a value of $16.18 per share, we believe that the total SVT for shares that would be reserved under the Amendment and currently available shares should be estimated at $225,475,562, or 3.4%, of our market capitalization. Accordingly, when considering this SVT of 3.4% with the SVT of 3.77% for shares that have been granted but remain unexercised, the total cost of the 2005 Plan would be 7.17%, not the 11.61% that ISS calculates.
Why We Believe You Should Vote for the Amendment
The 2005 Plan authorizes the Compensation Committee of the Cintas Board of Directors to provide equity-based compensation for the purpose of fostering and promoting our long-term financial success and increasing stockholder value. Some of the key features of the 2005 Plan that reflect our commitment to effective management of equity and incentive compensation are set forth below.
We believe our future success depends in part on our ability to attract, motivate and retain highly qualified employees and directors. The ability to provide equity-based awards under the 2005 Plan is a critical component to achieving this success. We would be at a distinct competitive disadvantage if we could not use equity-based awards to recruit, motivate and retain our officers, other employees, and non-employee directors.
The use of our stock as part of our compensation program fosters a pay for performance culture that is an important element of our overall compensation philosophy. We believe that equity compensation motivates directors and employees to appropriately focus on actions that enhance stockholder value because they will share in that value enhancement through improved stock price performance. Our equity compensation also effectively retains our directors, executives and other employees and promotes a focus on sustained enhancement of stockholder value because our equity compensation awards can be subject to vesting and/or performance criteria.